Exhibit 99.1

February 9, 2023	FOR IMMEDIATE RELEASE

CTS Corporation Announces Appointment of Randy Stone

to its Board of Directors

Lisle, Ill. - CTS Corporation (NYSE: CTS), a leading global designer and manufacturer of custom engineered solutions that “Sense, Connect and Move,” today announced that Randy Stone has been appointed to its board of directors, effective February 9, 2023.

Mr. Stone comes to CTS with over 30 years of experience in advanced materials and a proven track record of successfully leading and profitably growing global businesses serving key end markets. Mr. Stone most recently served as President of DuPont’s Mobility and Materials segment, a $5 billion global enterprise with leadership positions in electronics, industrial, consumer and transportation markets. Under Mr. Stone’s leadership, the business delivered record earnings and free cash flow, while significantly improving operational and commercial excellence. "CTS is pleased to welcome Randy Stone to the CTS board. His extensive experience in several market segments served by CTS and his background leading global businesses make him a valuable addition to our already highly experienced and diverse group of directors as CTS continues to focus on growth, end-market diversification, and products that sense, connect and move," said Kieran O’Sullivan, Chairman, President and CEO of CTS.

About CTS

CTS (NYSE: CTS) is a leading designer and manufacturer of products that Sense, Connect, and Move. The company manufactures sensors, actuators, and electronic components in North America, Europe, and Asia, and provides engineered products to customers in the aerospace/defense, industrial, medical, and transportation markets. For more information, visit www.ctscorp.com.

Contact

Ashish Agrawal

Vice President and Chief Financial Officer

CTS Corporation

4925 Indiana Avenue

Lisle, IL 60532

USA

Telephone: +1 (630) 577-8800

Email: ashish.agrawal@ctscorp.com

www.ctscorp.com